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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT


This Employment Agreement is entered into between MetaCreations Corporation, a Delaware Corporation with its principal office at 6303 Carpinteria Avenue, Carpinteria, CA 93013 ("MetaCreations"), Metastream Corporation, a Delaware Corporation with its principal offices at 498 Seventh Avenue, New York, New York 07078 (collectively, "the Companies"), and Robert E. Rice ("Executive").

Whereas:

Executive has previously served as an officer of MetaCreations pursuant to an employment agreement expired on December 30, 1999, and

The Companies desire to retain Executive's services as Chief Executive Officer and President, and Executive desires to be retained by Company to provide such services,

Now therefore the parties agree as follows:

1. Employment: Upon the terms and conditions hereof, Meastream and MetaCreations hereby retain Executive as Chief Executive Officer and President, and Executive agrees to so serve. Executive shall dedicate his full working time and attention to his duties hereunder and shall perform such services at the Companies' headquarters in New York City.

2. Term of Employment: Executive's employment hereunder shall commence on January 1, 2000 and terminate on December 31, 2001, unless terminated earlier pursuant to Section 2 hereof (the "Term of Employment").

3. Compensation and other benefits: The Companies shall pay the following compensation, and provide the following benefits, to Executive during the Term of Employment:

     (a) Base Salary. Executive shall receive a base salary of $275,000 per annum, payable in approximately equal installments in accordance with the customary payroll practices of the Companies. If the rate of base salary per annum paid to Executive is increased during the Term of Employment, such increased rate shall thereafter constitute the Base Salary for all purposes of this Agreement.

     (b) Options. Executive shall be grated options to acquire 250,000 of Metastream shares pursuant to the existing Metastream option plan. The effective date of such grant shall be January 1, 2000 and the exercise price therefore shall be at $3 per share. Such options shall be in addition to those previously granted Executive in his capacity as Founder to acquire 750,000 shares of Metastream stock at $1 per share, which grant had an effective date of July 1, 1999.

     (c) Life Insurance. During the Term of Employment, the Companies shall reimburse Executive for the cost of acquiring a term life insurance policy with a death benefit of $1,000,000 payable to members of Executive's immediate family.

     (d) Automobile. The Companies shall provide Executive with the use of a vehicle, primarily for corporate purposes, throughout the Term of Employment.
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     (e)  Benefit Plan; Vacation. Executive shall be entitled to participate in all benefit plans maintained for employees of the Companies, and shall be entitled to four weeks of paid vacation per annum.

4.       Note, Options, and Special Bonus.

     (a) Prior to the date hereof Executive has obtained a non-resource loan from MetaCreations in a face amount of $1,000,000 secured solely by options the Executive holds to acquire stock in MetaCreations (the "Note"). Such Note and accrued interest thereon is due and payable on December 31, 2002 and bears interest at the Applicable Federal Rate as determined under the Internal Revenue Code.

     (b) The parties hereby agree to amend and restate the Note and the collateral agreements relating to such Note so that the Note is further secured by the options he currently holds (including those granted hereunder) to acquire stock in Metastream and so that:

          (i) Executive is entitled to retain all of the proceeds from any sale of MetaCreations or Metastream stock or options under the total of such proceeds equal $2,000,000, and

          (ii) On any subsequent disposition of MetaCreations or Metastream stock or options, Executive shall remit 50% of the after tax proceeds from such sales in repayment of the Note.

     (c)  If, during the Term of Employment, there occurs

          (i) the acquisition of a majority of MetaCreations' stock by a third party or any group acting in concert;

          (ii) the sale of substantially all of MetaCreations' assets to a third party or any group acting in concert;

          (iii) a merger of MetaCreations with any other entity, including Metastream, or


          (iv) a secondary public offering of MetaCreations' stock

then MetaCreations shall cancel and forgive the Note and all accrued interest thereon, and shall further make such payments to Executive as may be required so that all of Executive's federal and state tax liabilities arising as a result of the operation of this paragraph are fully payable from amounts received by Executive pursuant to this paragraph (the amount of the loan and interest forgiveness and other amounts due pursuant to this paragraph are collectively hereinafter referred to as the "Special Bonus Amount").

     (d) If, during the Term of Employment, Metastream engages in an initial public offering of its stock, then Metastream shall make a bonus payment to the Executive equal to the Special Bonus Amount.

5.       Termination:

     (a) For Cause. Either of the Companies may terminate Executive's employment hereunder for Cause and, in such event, shall have no further obligations to make any payments to Executive hereunder. "Cause" means the willful and continuing refusal of Executive to follow directives of the Companies' Boards of Directors, conduct that is intentional and known by Executive to be harmful to the Companies best interest, or the conviction of
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          any  felony or any crime involving dishonesty.


     (b) Without Cause or for Good Reason. If the Companies terminate Executive's employment hereunder without Cause, or Executive terminates employment for Good Reason, then the Companies shall be required to make any and all payments that would have been due hereunder if such termination had not occurred, and all of Executive's options to acquire stock in the Companies shall be fully and immediately vested and exercisable. "Good Reason" shall mean any breach by either of the Companies of their obligations hereunder, including any effective diminution of Executive's duties.

6. Counterparts and Facsimile Signature. This agreement may be executed in counterparts and by facsimile, and each counterpart or facsimile copy shall have the force and effect of an original.

Agreed and Accepted.

Executive:

/s/ROBERT RICE
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Metastream:

/s/HOWARD MORGAN
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By:  Howard Morgan
Chairman of the Board and the Compensation Committee of Metastream



MetaCreations Corporation:

/s/SAM JONES
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By:  Sam Jones
Member of the Board and of the Compensation Committee of MetaCreations